EXHIBIT 99.1
News
Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Date: April 30, 2001

Release No. C-1672

GEORGIA-PACIFIC AND DOMTAR SIGN LETTER OF INTENT FOR DOMTAR
TO ACQUIRE G-P PAPER MANUFACTURING ASSETS IN ARKANSAS, MAINE
AND WISCONSIN

            ATLANTA and MONTREAL - Georgia-Pacific Corp. (NYSE: GP) and Domtar Inc. (TSE and NYSE: DTC) today announced that the companies have signed a letter of intent for Domtar to acquire a portion of Georgia-Pacific's pulp and paper business. The proposed purchase price and other terms were not disclosed pending final agreement between the parties.

            The assets involved are Georgia-Pacific's stand-alone uncoated fine paper mills at Ashdown, Ark.; Nekoosa and Port Edwards, Wis.; and Woodland, Maine, as well as associated pulp facilities.

            The sale, which is contingent on the completion of due diligence, execution of a definitive agreement and customary approvals, is expected to be completed in the second quarter 2001. Georgia-Pacific will use proceeds from the sale to repay debt.

            "The transaction will represent another leap forward in Georgia-Pacific's ongoing transformation," said A.D. "Pete" Correll, chairman and chief executive officer of Georgia-Pacific. "This major divestiture will serve the dual purpose of generating significant cash toward debt reduction while further refining our company's portfolio of assets."

            "I am optimistic that we will be able to reach a final agreement with Georgia-Pacific that makes sense for both of us," said Raymond Royer, president and chief executive officer of Domtar. "This acquisition is consistent with our stated strategy of growing our North American fine paper presence, and I believe it will translate into substantial value creation for Domtar shareholders while allowing us to maintain strength in our balance sheet."

            Annual paper capacity at the Ashdown mill is 825,000 tons, which is predominantly copier paper and includes other specialty and offset printing papers; the facility's market pulp capacity is 175,000 tons annually. The Port Edward and Nekoosa mills have annual paper capacity of 185,000 and 218,000 tons, respectively. The two mills produce various premium, specialty and copier grade papers. The Woodland mill's annual paper capacity is 130,000 tons and its market pulp capacity totals 380,000 tons. Combined, the facilities being sold employ approximately 3,200 people.

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News

            Georgia-Pacific will continue to own and operate white paper mills at Camas, Wash.; Crossett, Ark.; Port Hudson, La.; and Wauna, Ore. In addition, Georgia-Pacific's Unisource subsidiary will remain the sole national distributor of Xerox branded papers and supplies, and one of North America's largest distributors of printing and office paper.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, pulp, paper and building products and related chemicals. With annual sales of approximately US$27 billion, the company employs more than 85,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brand include Quilted Northern, Angel Soft, Brawny, Sparkle, Soft 'N Gentle, Mardi Gras, So-Dri, Green Forest and Vanity Fair, as well as the Dixie brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

            Domtar Inc. is Canada's largest producer of specialty and fine papers, and is ranked seventh in North America. A leading producer of forest products in Eastern Canada, Domtar also owns 50 percent of Norampac Inc., the largest Canadian producer of containerboard and corrugated containers. Domtar has annual sales of close to CDN$4 billion, mostly in the United States, and has 9,000 employees across North America.

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Contacts: Media -	Greg Guest, Georgia-Pacific (404) 652-4739
Marc Perreault, Domtar (514) 848-6831

Investors -	Richard Good, Georgia-Pacific (404) 652-4720
Christian Dubé, Domtar (514) 848-5511